Exhibit 99.1

Superclick Announces Record Third Quarter Financial Results

- Record quarterly revenues, up 49% year-over-year

MONTREAL – (MARKET WIRE) – September 15, 2009 -- Superclick, Inc. (OTCBB:SPCK), a technology leader in IP infrastructure management solutions to the hospitality industry today announced record financial results for the third quarter ended July 31, 2009.

Key Financial Highlights:

•	50.3% gross profit, the 11th consecutive quarter of 40%+ gross profit.

•	Record quarterly revenues of $2,210,919, an increase of 49.4% year-over-year

•	16.0% year-over-year increase in revenue for the nine-month period.

•	44.4% year-over-year increase in income for the nine-month period.

Financial Results for the Third Quarter and Nine Months Ended July 31, 2009

Superclick reported net revenues of $2,210,919 for the quarter ended July 31, 2009, an increase of 49% from the $1,479,286reported for the third quarter of fiscal year 2008. The 49% year-over-year increase in revenues for the third quarter was the result of a 71.7%, or $495,724 improvement, in new business revenue and 29.9%, or $235,909 increase, in services revenue. Installation revenue for the quarter was $1,186,847, compared with $691,123 for the same period last year. Services revenue was $1,024,072 compared with $788,163 last year.

For the year-to-date, Superclick reported net revenues of $5,530,004, an increase of 16.0% over the $4,765,447 reported for the first nine months of fiscal year 2008. Installation revenues for the nine months-ended July 31, 2009 were $2,803,371, an increase of 12.1% on a year-over-year basis over the 2,498,628 reported for the third quarter of fiscal 2008, while services revenues were $2,726,633, an increase of 20.2% over the $2,266,819 reported for the same period last year.

Cost of goods sold increased 54.6%, or $388,290 to $1,098,315 for the quarter ended July 31, 2009. Gross profit for the quarter increased 44.6%, or $343,343 on a year-over-year basis to $1,112,604, while gross margin decreased from 52.0% to 50.3% over the same period. Year-to-date cost of goods decreased $296,910, or 12.7% on a year-over-year basis to $2,627,119. Gross profit increased $467,647, or 19.2% to $2,902,885 for the same period. Gross margins were 52.5%, compared to 51.8% for the same period last year.

Operating expenses for the quarter ended July 31, 2009 increased $332,831, or 75.0% on a year-over-year basis to $776,068. Income from operations increased $10,512 to $336,536 or 3.2% over the same period.

Year-to-date, operating expenses increased $386,763, or 29.0% over the same period last year, to $1,718,975. Income from operations increased $80,884, or 7.3% over the same period.

Net income for the quarter ended July 31, 2009 was $292,973, or $0.01 basic and $0.00 per diluted share, compared with net income of $199,145, or $0.00 per basic and diluted share for the same period last year. Net margins decreased slightly to 13.2% compared with 13.4% last year.

Year-to-date, net income was $927,467, or $0.02 per basic and diluted share, compared with net income of $642,042, or $0.01 per basic and diluted share for the same period last year. Net margins increased to 16.7% compared with 13.4% last year.

As of July 31, 2009, Superclick had cash on hand of $1,942,682, accounts receivable of $812,448 and had reduced its debt position to $52,000.

Sandro Natale, CEO of Superclick, said, “This was another exceptional quarter for Superclick. Our team continues to execute in challenging conditions on every level. Looking ahead, we will be expanding our presence in key growth markets on a global basis, as well as continuing to diversify our revenue stream to include new business opportunities while increasing our servicing revenue model. We have recently added strength and depth to our sales and marketing efforts which will enable the Company to continue its strong growth well into 2010.”

About Superclick, Inc.

Superclick, Inc. (OTC BB:SPCK.OB - News), through its wholly owned, Montreal-based subsidiary Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(tm)), Monitoring and Management Application (MAMA(tm)) and Media Distribution System (MDS(tm)) in worldwide hospitality, conference center and event, multi-tenant unit (MTU) and university markets. Current clients include MTU residences and Candlewood Suites®, Crowne Plaza®, Fairmont Hotels and Resorts®, Four Seasons Hotels and Resorts®, Four Points by Sheraton®, InterContinental Hotels Group PLC®, Hilton®, Holiday Inn®, Holiday Inn Express®, Hampton Inn®, Mandarin Oriental Hotel Group ® Marriott®, Novotel®, Radisson®, Sheraton®, Westin® and Wyndham® hotels in Canada, the Caribbean and the United States.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms ``believes,'' ``belief,'' ``expects,'' ``intends,'' ``anticipates,'' ``will'' or ``plans'' to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Contact:

Corporate Communications
American Capital Ventures, Inc.
Richard Hull
Office :  305-918-7000

Source: Superclick, Inc.